Exhibit 10.48

Anstellungsvertrag	Employment Agreement

Dieser ANSTELLUNGSVERTRAG (dieser “Vertrag”) wird am 29th August 2013 mit Wirkung zum 01. September 2013 (“Datum des Inkrafttretens”) zwischen Hillenbrand Germany Holding GmbH, einer deutschen Gesellschaft, Theodorstraße 10, 70469 Stuttgart, Deutschland (der “Gesellschaft”) und Thomas Kehl (“Geschäftsführer”) geschlossen.

This EMPLOYMENT AGREEMENT (this “Agreement”), is made as of the 29th day of August, 2013, to be effective as of the 1st day of September, 2013 (the “Effective Date”), by and between Hillenbrand Germany Holding GmbH, a German corporation, Theodorstraße 10, 70469 Stuttgart, Germany (the “Company”), and Thomas Kehl (the “Executive” or “Managing Director”).

Die Gesellschaft und der Geschäftsführer werden mitunter jeweils als eine “Partei” bezeichnet und sind zusammen die “Parteien”. Die jeweiligen unmittelbaren und mittelbaren Mutter- und Tochtergesellschaften der Gesellschaft sowie Gesellschaften, die mit der Gesellschaft unter gemeinsamer Beherrschung stehen, werden nachstehend als deren “verbundene Unternehmen” bezeichnet”.

Each of the Company and Executive is sometimes referred to below as a “Party” and together they are the “Parties.” The Company’s direct and remote parent and subsidiary companies, and those companies under common control with the Company, as constituted from time to time, are referred to below as its “affiliated companies.”

PRÄAMBEL	RECITALS

Die Parteien haben vereinbart, dass das bestehende Anstellungsverhältnis zwischen dem Geschäftsführer und Coperion Capital GmbH mit Wirkung vom Datum des Inkrafttretens und im Hinblick auf die neue Aufgabe des Geschäftsführers auf die Gesellschaft übergeht. Die Gesellschaft wird den Geschäftsführer in einer leitenden Funktion gemäß den Bedingungen dieses Vertrages beschäftigen. Dieser Vertrag dient dem Zweck, die Bedingungen dieses Anstellungsverhältnisses darzulegen.

The Parties have agreed that as of the Effective Date and with respect to the new role of Executive the existing employment relationship between the Executive and Coperion Capital GmbH shall be transferred to the Company. The Company will employ Executive in an executive capacity in accordance with the terms of this Agreement. This Agreement is made to document the terms and conditions of such employment relationship.

VEREINBARUNGEN	AGREEMENTS

Die Parteien treffen daher in der Absicht, sich gesetzlich zu verpflichten, die folgenden Vereinbarungen:	NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

1.              Wirksamkeit des Vertrages; Anstellung. Die Bedingungen dieses Vertrages werden ab dem Datum des Inkrafttretens wirksam. Bis zum Datum des Inkrafttretens bleibt der bestehende Anstellungsvertrag zwischen dem Geschäftsführer und Coperion Capital GmbH vom 24. Februar 2011 (der “vorherige Anstellungsvertrag”) uneingeschränkt wirksam. Dieser vorherige Anstellungsvertrag endet bei Inkrafttreten dieses Vertrages.

1.              Effectiveness of Agreement; Employment. The terms and conditions of this Agreement shall become effective commencing on the Effective Date. Until the Effective Date, the existing employment agreement by and between Executive and the Coperion Capital GmbH, dated as of February 24, 2011 (the “Prior Employment Agreement”), shall continue in full force and effect. Such Prior Employment Agreement shall terminate upon the effectiveness of this Agreement.

2.              Position und Pflichten. Mit Wirkung vom Datum des Inkrafttretens wird der Geschäftsführer in der Position eines Geschäftsführers der Gesellschaft und President der Coperion Group tätig werden. Die “Coperion Group” umfasst derzeit die Coperion Capital GmbH mit allen ihren deutschen und nichtdeutschen Tochtergesellschaften, wobei die Parteien anerkennen, dass ggf. weitere Unternehmen der Coperion Group beitreten oder diese verlassen können. Der Geschäftsführer ist verpflichtet, alle Pflichten wahrzunehmen und alle Verantwortlichkeiten zu übernehmen, die mit dieser Position (oder einer anderen Position, in der der Geschäftsführer ggf. beschäftigt wird) verbunden sind oder mit denen der Geschäftsführer ggf. betraut wird. Position und Pflichten des Geschäftsführers können auf Weisung der Gesellschaft eine Anstellung oder Tätigkeit als Geschäftsführer, Leitender Angestellter oder Verwaltungsratsmitglied einer oder mehrerer der verbundenen

2.              Position and Duties. Executive’s position and title on the Effective Date will be a Managing Director (“Geschäftsführer”) of the Company and President of the Coperion Group. “Coperion Group” currently consists of Coperion Capital GmbH with all its German and non-German subsidiaries, although the Parties acknowledge that additional entities may from time to time join or exit the Coperion Group. Executive agrees to perform all duties and accept all responsibilities incidental to that position (or any other position in which Executive may be employed) or as may be assigned to Executive. Executive’s position and duties may include being employed by, serving as a managing director, an officer or director of, and providing services to or for, one or more of the Company’s affiliated companies, as directed by the Company.

Unternehmen der Gesellschaft und die Erbringung von Dienstleistungen für eines oder mehrere derselben beinhalten.

3. Berichtslinie. Der Geschäftsführer ist dem Chief Executive Officer von Hillenbrand, Inc. oder einem anderen vom Chief Executive Officer von Hillenbrand, Inc. benannten Vertreter unterstellt.	3. Reporting Line. Executive will report to the Chief Executive Officer of Hillenbrand, Inc. or another representative as designated by the Chief Executive Officer of Hillenbrand, Inc.

4. Befugnisse, zustimmungspflichtige Geschäftsvorgänge. Der Geschäftsführer vertritt die Gesellschaft allein.	4. Scope of Authority, Transactions Subject to Consent. Executive represents the Company alone.

Für alle Geschäftsvorgänge, die über die normale Geschäftstätigkeit der Gesellschaft, einschließlich Coperion Group, hinausgehen, hat der Geschäftsführer die vorherige schriftliche Genehmigung des Chief Executive Officer von Hillenbrand, Inc. oder eines anderen Senior Vice President von Hillenbrand, Inc. einzuholen. Anlage 1 zu diesem Vertrag enthält eine Liste der Geschäftsvorgänge, für die der Geschäftsführer diese Zustimmung in jedem Fall und ungeachtet des vorangehenden Satzes benötigt.

For all business transactions beyond the ordinary operations of the Company including Coperion Group, Executive shall obtain the prior written approval of the Chief Executive Officer of Hillenbrand, Inc. or another Senior Vice President of Hillenbrand, Inc. Attachment 1 to this Agreement provides for a list of business transactions for which Executive requires this consent in any event and irrespective of the previous sentence.

5.              Einsatz und Loyalität. Während der Dauer des Anstellungsverhältnisses des Geschäftsführers im Rahmen dieses Vertrages verpflichtet sich der Geschäftsführer, bei der Führung der ihm anvertrauten Geschäfte der Gesellschaft bestmögliche Anstrengungen zu unternehmen und seine Arbeitszeit und Bemühungen, Aufmerksamkeit und Energie im Wesentlichen vollständig der Wahrnehmung seiner Pflichten und Verantwortlichkeiten als Geschäftsführer für die Gesellschaft zu widmen. Der

5.              Efforts and Loyalty. During the term of Executive’s employment under this Agreement, Executive agrees to use Executive’s reasonable best efforts in the conduct of the Company’s business endeavors entrusted to Executive and agrees to devote substantially all of Executive’s working time and efforts, attention and energy to the discharge of the duties and responsibilities of Executive to and for the Company. Executive agrees not to engage in any other activities that interfere with

Geschäftsführer wird keine anderen Tätigkeiten ausüben, die die Leistung des Geschäftsführers im Rahmen dieses Vertrages beeinträchtigen, und in keiner Funktion für andere Unternehmen tätig zu werden, ohne zunächst die diesbezügliche schriftliche Zustimmung der Gesellschaft einzuholen.

Executive’s performance under this Agreement and agrees not to work in any capacity for any other business or enterprise without first obtaining the Company’s written consent thereto.

6. Vergütung. Der Geschäftsführer erhält für alle von dem Geschäftsführer für die Gesellschaft oder ihre verbundenen Unternehmen erbrachten Dienstleistungen die folgende Vergütung:	6. Compensation. For all services rendered by Executive to or for the Company or its affiliated companies, Executive shall be paid as follows:

(a)         Ein Grundgehalt in einer anfänglichen Höhe von EUR 350.000 brutto jährlich, zahlbar in zwölf (12) gleichen monatlichen Teilbeträgen à EUR 29.166,66 abzgl. Einbehalte und Abzüge; die Auszahlung erfolgt jeweils zum Ende eines Monats. Das Grundgehalt wird bereits mit Wirkung ab dem 01. August gezahlt. Mit dem Gehalt für September 2013 erhält der Geschäftsführer den Differenzbetrag zu seinem jetzigen Gehalt gemäß dem vorherigen Anstellungsvertrag in Höhe von EUR 6.250 brutto ausgezahlt

(a)         A base salary at an initial annual rate of EUR 350,000 gross, payable in equal monthly installments of EUR 29,166.66 in arrears, less withholdings and deductions. The base salary will be paid with effect to August 1, 2013 already. The Managing Director will receive the difference to his base salary according to the Prior Employment Agreement in the amount of EUR 6,250 gross together with the salary for the month of September 2013;

(b)         Darüber hinaus ist der Geschäftsführer berechtigt, an dem Short-Term Incentive Compensation (STIC)-Programm der Coperion Group teilzunehmen. Die für das Geschäftsjahr 2013 gültige Version des STIC-Programms ist als Anlage beigefügt und wird bis zum Ende des Geschäftsjahres 2013 in Kraft bleiben, wobei das STIC-Programm jedes Jahr neu definiert wird. Für die Restlaufzeit des Geschäftsjahres 2013 wird der jährliche Zielbonus gemäß dem STIC-Program mit 100 % des

(b)         In addition, Executive will be entitled to participate in the Coperion Group Short-Term Incentive Compensation (STIC) Program. The version of the STIC Program applicable for fiscal year 2013 is attached and will continue in effect with respect to Executive for the remainder of fiscal year 2013; provided, however, that the STIC Program will be re-defined each year.  For the remainder of fiscal year 2013, Executive’s annual target bonus according to the STIC

Grundgehalts wie im STIC-Program definiert vorgegeben (dies ist das Septembergehalt des jeweiligen Jahres). Mit Beginn des Geschäftsjahres 2014 wird als jährlicher Zielbonus des Geschäftsführers gemäß dem STIC-Programm ein Bonus in Höhe von 75 % des Grundgehaltes vorgegeben. Der STIC-Pool wird eingerichtet, sofern die Coperion Group festgesetzte Finanzziele erfüllt oder übertrifft. Diese Ziele werden von Hillenbrand, Inc. zu gegebener Zeit vor oder gegen Beginn jedes Geschäftsjahres definiert;

Program will be targeted at 100% of base salary as defined in the STIC-Program (which is the September salary of the respective year).  Beginning with fiscal year 2014, Executive’s annual target bonus according to the STIC Program will be targeted at 75% of base salary. The STIC pool is established if and when the Coperion Group meets or exceeds established financial goals. These goals will be defined by Hillenbrand, Inc. in due course before or near the beginning of each fiscal year.

(c)          Zusätzlich, ab dem Geschäftsjahr 2014 ist der Geschäftsführer außerdem berechtigt, jährliche Long-Term Incentive-Based Compensation (LTIC)-Prämien zu erhalten, die nach alleinigem Ermessen von Hillenbrand, Inc. gemäß dem jeweils anwendbaren LTIC-Programm gewährt werden. Tatsächliche LTIC-Prämien, soweit vorhanden, können aufgrund einer Vielzahl von Faktoren, einschließlich der individuellen Leistung des Geschäftsführer, höher oder niedriger ausfallen als erwartet. Die Teilnahme an dem LTIC-Programm ist als eine gesonderte Rechtsbeziehung zu betrachten, die ausschließlich zwischen dem Geschäftsführer und Hillenbrand, Inc. besteht. Die Gesellschaft kann in keiner Weise für Verpflichtungen im Rahmen des LTIC-Programms zur Verantwortung gezogen werden; wobei es sich - um Missverständnissen vorzubeugen — bei der Teilnahme an dem LTIC-Programm um eine Vergütung für die Dienste des Geschäftsführers für die Gesellschaft und nicht um eine

(c)          In addition, beginning with the fiscal year 2014, Executive will also be eligible for annual long-term incentive-based compensation (LTIC) awards which are granted at the sole discretion of Hillenbrand, Inc. in accordance with the respective LTIC Program as applicable. Actual LTIC grants, if any, may be higher or lower than expected, depending on a variety of factors, including Executive’s individual performance. The participation in the LTIC Program is to be seen as a separate legal relationship which exclusively is between Executive and Hillenbrand, Inc. The Company can in no respect be held liable for any obligations under the LTIC Program; provided, that for the avoidance of doubt, participation in the LTIC Program is compensation for Executive’s service to the Company and not in connection with any service to Hillenbrand, Inc.

Vergütung in Verbindung mit etwaigen Dienstleistungen für Hillenbrand, Inc. handelt;

(d)         Zusätzlich wird dem Geschäftsführer ein Firmenfahrzeug der gehobenen Mittelklasse für geschäftliche und private Zwecke entsprechend der Coperion Dienstwagenrichtlinie (Gruppe „A”) der Gesellschaft zur Verfügung gestellt, welches bei Beendigung des Anstellungsverhältnisses mit allem Zubehör, Reifen, Schlüsseln etc. innerhalb von sieben (7) Tagenzurückzugeben ist.

(d)         In addition, Executive will be provided a company car of upper middle class for business and private use in accordance with applicable Coperion Car policy group “A” Company policy; provided, that such car shall be immediately returned to the Company upon termination of Executive’s employment for any reason. Executive shall return the Company car with all equipment, tires, keys, etc. within seven (7) days.

(e)          Die zusätzlichen Vergütungen, Nebenleistungen und Vergünstigungen, die die Gesellschaft jeweils für angemessen hält. Derartige weitere Vergütungselemente, sofern vorhanden, werden freiwillig und nach alleinigen Ermessen der Gesellschaft gezahlt. Eine in einem Jahr erfolgte Zahlung begründet keine Verpflichtung der Gesellschaft, diese Zahlung in künftigen Jahren zu leisten.

(e)          Such additional compensation, benefits and perquisites as the Company may from time to time deem appropriate. Any such other compensation, if any, is paid voluntarily and to the entire discretion of the Company. A payment in one year does not create any obligation for the Company to render any such payments in future years.

(f)           Der Geschäftsführer ist derzeit unter dem Vorherigen Anstellungsertrag von der Beitragspflicht in der gesetzlichen Sozialversicherung in Deutschland befreit. Sofern diese Befreiung auch unter diesem Vertrag erteilt wird, werden die Arbeitgeberanteile zur gesetzlichen Sozialversicherung entsprechend der Beitragsbemessungsgrenze direkt an den Geschäftsführer ausgezahlt. Dieser Betrag ist in Deutschland einkommensteuerpflichtig und wird mit den sonstigen Bezügen versteuert. Dieser Betrag ist nicht Teil des festen

(f)           Under the Prior Employment Agreement the Executive currently is exempted from the obligation to contribute to the statutory social security insurance. Provided this exemption will also be granted under this Agreement, the employer’s part of the contribution to the statutory social security insurance according to the contribution ceiling will be paid to the Executive directly. This amount is subject to income tax in Germany and will be taxed together with the other remuneration. This amount is

Jahresgehaltes und damit nicht bonusrelevant. Der Geschäftsführer verpflichtet sich, für seine soziale Absicherung selbst angemessen entsprechend Vorsorge zu treffen.	not part of the fixed annual base salary and therefore not eligible for the bonus. The Executive is obliged to take care for his own social coverage appropriately.

(g)          Die Gesellschaft wird den Geschäftsführer außerdem in der freiwilligen gesetzlichen Unfallversicherung bei der Berufsgenossenschaft anmelden und die Beiträge übernehmen. Die hierauf anfallende Steuer trägt der Geschäftsführer.

(g) Further, the Company will enroll the Executive in the statutory accident insurance and will bear the contributions. Any taxes that incur in this respect shall be borne by the Executive.

7.              Änderungen der Vergütung. Vorbehaltlich nachstehendem Abschnitt 13 und außer in Bezug auf das in vorstehendem Abschnitt 6 (a) vorgesehene Grundgehalt behält sich die Gesellschaft das Recht vor, und der Geschäftsführer akzeptiert das Recht der Gesellschaft, nach alleinigem Ermessen der Gesellschaft Änderungen der Vergütung des Geschäftsführers vorzunehmen, u. a. einschließlich der Änderung oder Streichung einer Vergütungskomponente; jedoch unter dem Vorbehalt, dass der Geschäftsführer weiterhin berechtigt ist, an allen Pensionsplänen, die von der Gesellschaft jeweils nach ihrem alleinigen Ermessen unterhalten werden, auf derselben Grundlage teilzunehmen, wie andere vergleichbar gestellte Geschäftsführer.

7.              Changes to Compensation. Subject to Section 13 below, and except with respect to the base salary as provided for in Section 6 (a) above, the Company reserves the right to, and Executive agrees that the Company may, make changes to Executive’s compensation from time to time in the Company’s sole discretion, including, but not limited to, modifying or eliminating a compensation component; provided, however, that Executive shall be and shall remain entitled to participate in all benefit plans maintained by the Company in its sole discretion from time to time on the same basis as other executive officers similarly situated.

8.              Urlaub. Der Geschäftsführer hat Anspruch auf einen Urlaub von 30 Arbeitstagen pro Jahr. Samstage gelten nicht als Arbeitstage. Die Urlaubszeit ist unter Berücksichtigung der Erfordernisse der Gesellschaft und der persönlichen Wünsche des Geschäftsführers

8.              Vacation. Executive shall be entitled to an annual vacation of 30 working days. Saturdays are not considered working days. The time of vacation shall be determined by taking into consideration the necessities of the Company and the personal wishes of Executive. Vacation

festzulegen. Urlaub, der in einem Kalenderjahr nicht in Anspruch genommen wird, verfällt.	not taken during the calendar year will forfeit.

9. Lohnfortzahlung bei Krankheit.	9. Continued Remuneration upon Sickness.

(a) Der Geschäftsführer ist verpflichtet, der Gesellschaft jede Dienstverhinderung, ihre Gründe und ihre voraussichtliche Dauer unverzüglich anzuzeigen.	(a) The Executive is obliged to inform the Company about any incapacity to perform his services and its expected duration immediately.

(b) Im Falle von Krankheit oder unfallbedingter Dienstunfähigkeit leistet die Gesellschaft während der ersten sechs Wochen der Arbeitsunfähigkeit Entgeltfortzahlung entsprechend der gesetzlichen Vorschriften. Im Anschluss an den sechswöchigen Entgeltfortzahlungszeitraum zahlt die Gesellschaft an den Geschäftsführer bis zum Ablauf des 12. Monats nach Beginn der Arbeitsunfähigkeit - längstens jedoch bis zur Beendigung des Dienstverhältnisses - die Differenz zwischen den von der Krankenkasse erbrachten Leistungen und seiner sich aus Ziffer 6 (a) ergebenden monatlichen Nettofestbezüge. Dauert die Arbeitsunfähigkeit länger als sechs Monate an, so vermindert sich der Bonus nach Ziffer 6 (b) pro rata temporis um die gesamte Dauer der Arbeitsunfähigkeit.

(b)         In case of sickness or incapacity to perform his services due to an accident, the Company continues to pay the remuneration according to statutory provisions during the first six weeks. Following the six weeks period, the Company shall pay to the Executive until the end of the 12th month of incapacity, but in no event longer than until the termination of this Agreement, the difference between the benefits provided for by the health insurance and his monthly net fixed salary according to Section 6 (a). In case the incapacity should last longer than 6 months, the bonus according to Sec 6 (b) will be reduced pro rata temporis by the total duration of incapacity.

(c)          Der Geschäftsführer hat etwaige Schadensersatzansprüche gegen Dritte, die aus dem die Arbeitsunfähigkeit verursachenden Ereignis herrühren, in Höhe der weiter gezahlten Bezüge an die Gesellschaft abzutreten.

(c) The Managing Director will assign to the Company any damage claims against third parties resulting from occurence which caused the incapacity up to the amount of the continued remuneration.

10. D&O Versicherung. Die Gesellschaft wird den Geschäftsführer in eine angemessene D&O Versicherung einbeziehen, die entweder bei der Hillenbrand Inc; oder einer ihrer Tochtergesellschaften besteht.	10. D&O Insurance. The Managing Director will be included in an appropriate D&O Insurance provided for either by Hillenbrand, Inc., or one of its subsidiaries.

11.       Unfallversicherung, Haftpflichtversicherung. Die Gesellschaft schließt für den Geschäftsführer zusätzlich zur gesetzlichen Unfallversicherung eine private Unfallversicherung mit 24-Stunden-Deckung nach den geltenden Coperion-Richtlinien ab.

11.       Accident Insurance, Third Liability Insurance. In addition to the statutory accident insurance the Company will maintain for the Managing Director a private accident insurance with 24 hours coverage according to the applicable Coperion guidelines.

Die Versicherungssummen betragen zur Zeit im Todesfall EUR 110.000 und im Invaliditätsfall EUR 500.000 (bei Vollinvalidität). Außerdem gibt es eine mit dem Versicherer vereinbarte zusätzliche Mehrleistung bei einem festgestellten Invaliditätsgrad von mindestens 70 % in Höhe von derzeit EUR 200.000. Es gelten die Formulierungen der jeweils geltenden Versicherungspolice.

The amounts insured are currently EUR 100,000 in case of death and EUR 500,000 in case of disability (upon full disability). In addition, as agreed upon with the insurer, there will be an additional benefit in case of a certified disability of at least 70 % in the amount of EUR 200,000 for the time being. The wording of the insurance policies, as applicable, apply.

Im Rahmen der Industrie-Haftpflichtversicherung der Gesellschaft besteht für den Geschäftsführer eine kostenlose private Haftpflichtversicherung mit einer Deckungssumme von EUR 10 Mio je Schadensereignis.

The Managing Director will be provided with a private third party liability insurance with a coverage of EUR 10 mio. per case of damage at no costs within the Company’s industry third-party liability insurance.

Diese Versicherungen sind freiwillige Sozialleistungen der Gesellschaft. Die Gesellschaft behält sich das Recht vor, diese Vereinbarungen bei Vorliegen eines sachlichen Grundes jederzeit mit einer dreimonatigen Ankündigungsfrist zum Monatsende zu widerrufen oder zu ändern. Der Widerruf kann insbesondere aus wirtschaftlichen Gründen erfolgen, wenn der Versicherer seine Bedingungen ändert oder die Versicherungsleistung verteuert wird.

These insurances are voluntary social benefits of the Company. The Company reserves the right to withdraw or change these insurances with three months notice in case of an objective reason. The withdrawal may, in particular, be executed for economic reasons in case the insurer changes its terms and conditions or increases the premiums for the insurance coverage.

12. Beschränkungen und Verteidigung und Haftungsfreistellung. Der Geschäftsführer erklärt und gewährleistet gegenüber der Gesellschaft, dass der Geschäftsführer keine Partei einer Wettberwerbsverbots-	12. Restrictions and Defense and Indemnification. Executive represents and warrants to the Company that Executive is not a party to or bound by any noncompetition or other agreement, with oder anderen Vereinbarung mit einem früheren Arbeitgeber oder einer anderen Partei ist, die in irgendeiner Weise das Recht des Geschäftsführers als Arbeitnehmer oder in anderer Funktion beschränkt, von einer Person oder einem Unternehmen angestellt zu werden oder diese zu beraten oder Dienstleistungen für diese zu erbringen. Der Geschäftsführer erklärt und gewährleistet ferner, dass der Geschäftsführer keine der Öffentlichkeit nicht zugänglichen, vertraulichen Informationen eines oder bezüglich eines Geschäfts oder Unternehmens (abgesehen von der Gesellschaft oder deren verbundenen Unternehmen) besitzt. Der Geschäftsführer vereinbart, die Gesellschaft in Bezug auf etwaige Verluste oder Kosten, die die Gesellschaft oder eines ihrer verbundenen Unternehmen infolge der Unrichtigkeit oder Verletzung einer der Erklärungen, Gewährleistungen oder Vereinbarungen seitens des Geschäftsführers in diesem Abschnitt 12 oder einer Verletzung von Verpflichtungen nach Beendigung des Anstellungsverhältnisses gegenüber einem früheren Arbeitgeber erleidet oder die der Gesellschaft oder einem ihrer verbundenen Unternehmen diesbezüglich entstehen, zu verteidigen und von der Haftung freizustellen.

any former employer or otherwise, that limits or restricts in any manner Executive’s right, as an employee or in any other capacity, to be employed by or provide advice or services to, any person or entity. Executive further represents and warrants that Executive does not have or possess any non-public, confidential information of or relating to any business or enterprise (other than the Company or its affiliated companies). Executive agrees to defend and indemnify the Company from and against any loss or expense suffered or incurred by the Company or any of its affiliated companies as a result of an inaccuracy or breach of any of Executive’s representations, warranties or agreements made in this Section 12, or any breach by Executive of any post-employment obligations to any prior employer.

13.  Laufzeit, ordentliche Kündigung.  Dieser Vertrag wird auf unbestimmte Zeit geschlossen. Jede Partei kann diesen Vertrag durch schriftliche Kündigung unter Einhaltung einer Kündigungsfrist von 12 Monaten zum Ende eines Kalendermonats kündigen, jedoch frühestens zum 31. Dezember 2014. Die Kündigung bedarf der Schriftform.

13.  Term, Termination Without Cause.  This Agreement is agreed upon for an indefinite term. Either Party may terminate this Agreement by written notice of termination by observing a notice period of 12 months effective to the end of a calendar month, but not with effect to a prior date than December 31, 2014. Notice of termination has to be in written form.

14.       Kündigung aus wichtigem Grunde. Das Anstellungsverhältnis des Geschäftsführers kann von der Gesellschaft jederzeit und ohne Einhaltung einer Kündigungsfrist “aus wichtigem Grunde” durch schriftliche Kündigung an den Geschäftsführer, in der das Datum der Kündigung und die Umstände, die den “Grund” für diese Kündigung darstellen, genannt werden, gekündigt werden. Für die Zwecke dieses Vertrages hat die Gesellschaft “Grund” zur Kündigung des Anstellungsverhältnisses des Geschäftsführer, wenn der Geschäftsführer:

14.       Termination With Cause. Executive’s employment may be terminated by the Company at any time and without observing any notice period with “Cause” for doing so upon written notice of termination to Executive specifying the date of termination and the factual circumstances constituting “Cause” for such termination. For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment if Executive has:

(a)         Bei der Wahrnehmung der Pflichten und Verantwortlichkeiten des Geschäftsführers grob fahrlässig oder unter vorsätzlicher Pflichtverletzung gehandelt hat oder sich geweigert hat, die rechtmäßigen Weisungen der Gesellschaft oder die Bedingungen dieses Vertrages zu befolgen oder einzuhalten, sofern diese Weigerung nicht primär auf der gutgläubigen Einhaltung geltender gesetzlicher oder ethischer Normen seitens des Geschäftsführers beruht; oder

(a)         Acted with gross neglect or willful misconduct in the discharge of Executive’s duties and responsibilities or refused to follow or comply with the lawful direction of the Company or the terms and conditions of this Agreement, provided such refusal is not based primarily on Executive’s good faith compliance with applicable legal or ethical standards; or

(b)         Verhaltensweisen geduldet oder sich an Verhaltensweisen beteiligt hat, die unehrlich, betrügerisch, rechtswidrig (auf Ebene einer Straftat), unethisch, moralisch verwerflich oder in anderer Hinsicht unrechtmäßig sind und ein Verhalten beinhalten, das die Gesellschaft, die mit der Gesellschaft verbundenen Unternehmen oder ihre bzw. deren Geschäftsführer oder Verwaltungsratsmitglieder in Verlegenheit bringen oder der Lächerlichkeit preisgeben könnte; oder

(b)         Acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential, in the Company’s reasonable opinion, to cause the Company, its affiliated companies, or its or their officers or its directors embarrassment or ridicule; or

(c) gegen eine wesentliche Vorgabe einer Richtlinie der Gesellschaft oder eines Verfahrens oder einer Richtlinie eines verbundenen Unternehmens, die für den Geschäftsführer gilt, verstoßen hat; oder	(c) Violated a material requirement of any Company policy or procedure or policy or procedure of an affiliated company that applies to Executive; or

(d) ohne ordnungsgemäße Genehmigung Geschäftsgeheimnisse oder andere vertrauliche Informationen der Gesellschaft oder eines ihrer verbundenen Unternehmen weitergegeben hat; oder	(d) Disclosed without proper authorization any trade secrets or other confidential information of the Company or any of its affiliated companies; or

(e)   eine Handlung vorgenommen hat, die nach begründeter Auffassung der Gesellschaft deren besten Interessen zuwiderläuft oder eine mögliche zivil- oder strafrechtliche Haftung der Gesellschaft, die mit der Gesellschaft verbundenen Unternehmen oder ihrer bzw. deren Geschäftsführer oder Verwaltungsratsmitglieder bewirken könnte, unter dem Vorbehalt, dass derartige Handlungen keinen Grund für eine Kündigung aus wichtigem Grunde darstellen, wenn der Geschäftsführer gutgläubig unter Einhaltung geltender gesetzlicher oder ethischer Normen handelte.

(e)   Engaged in any act that, in the reasonable opinion of the Company, is contrary to its best interests or would hold the Company, its affiliated companies, or its or their officers or directors up to probable civil or criminal liability, provided that, if Executive acts in good faith in compliance with applicable legal or ethical standards, such actions shall not be grounds for termination for Cause.

Bei Kündigung des Anstellungsverhältnisses des Geschäftsführers aus wichtigem Grunde hat der Geschäftsführer nur Anspruch auf die Vergütung, Nebenleistungen und Vergünstigungen, die bis zum Datum des Wirksamwerdens der Kündigung gezahlt oder erworben wurden. Soweit eine Verletzung im Sinne dieses Abschnitts von dem Geschäftsführer unverzüglich beseitigt werden kann (oder innerhalb einer angemessenen Frist zur Zufriedenheit der Gesellschaft beseitigt werden kann), vereinbart die Gesellschaft, dem Geschäftsführer angemessen Gelegenheit zur Beseitigung dieser Verletzung zu

Upon the termination of Executive’s employment for Cause, Executive shall only be entitled to such compensation, benefits, and perquisites that have been paid or accrued as of the effective date of termination. To the extent any violation according to this Section is capable of being promptly cured by Executive (or cured within a reasonable period to the Company’s satisfaction), the Company agrees to provide Executive with a reasonable opportunity to so cure such defect. Absent written mutual agreement otherwise, the Parties agree in advance that it is not possible for Executive to cure any violations according to sub-

geben. Für den Fall, dass keine andere schriftliche Vereinbarung getroffen wird, vereinbaren die Partei im Voraus, dass der Geschäftsführer keine Verletzungen gemäß Unterabschnitten (b) bis (d) beseitigen kann und ihm daher in diesen Fällen keine Gelegenheit zur Beseitigung derselben gegeben werden muss.

section (b) or (d) and, therefore, no opportunity for cure need be provided in those circumstances.

15.  Freistellung. Nach einer Kündigung gemäß vorstehendem Abschnitt 13 ist die Gesellschaft, unabhängig davon, welche Seite die Kündigung ausgesprochen hat, jederzeit berechtigt, den Geschäftsführer bis zum Ende dieses Vertrages von seinen Arbeitspflichten zu entbinden (“Freistellung”). Während der Freistellung ist der Geschäftsführer weiterhin an alle anderen in diesem Vertrag vorgesehenen Verpflichtungen gebunden und bezieht sein Grundgehalt zuzüglich 50 % jeglicher Vergütung gemäß dem STIC-Programm für die jeweilige Dauer der Freistellung. Die Freistellungszeit wird mit ausstehenden Urlaubsansprüchen verrechnet.

15.  Garden Leave. Following a notice of termination according to Section 13 above, irrespective from which side, the Company is at any time entitled to release Executive from his duties to perform his work until this Agreement terminates (“Garden Leave”). During the Garden Leave Executive is still bound to all other obligations stipulated in this Agreement and will be paid his Base Salary plus 50 % of any STIC remuneration attributable to the period. The Garden Leave will be set off against open vacation claims.

16.  Beendigung infolge Tod oder Arbeitsunfähigkeit. Falls der Geschäftsführer während der Laufzeit dieses Vertrages verstirbt oder arbeitsunfähig wird, endet dieser Vertrag automatisch am Datum des Todes oder dieser Arbeitsunfähigkeit. Für die Zwecke dieses Vertrages wird unterstellt, dass der Geschäftsführer “arbeitsunfähig” ist, wenn die Gesellschaft feststellt oder wenn der Geschäftsführer einräumt, dass der Geschäftsführer die wesentlichen Aufgaben der Position des Geschäftsführers infolge einer körperlichen oder mentalen Beeinträchtigung nicht wahrnehmen kann

16.  Termination Due to Death or Disability. In the event Executive dies or suffers a disability (as defined below) during the term of employment, this Agreement shall automatically be terminated on the date of such death or on account of such disability. For purposes of this Agreement, Executive shall be considered to have suffered a “disability” upon a determination by the Company, or an admission by Executive, that Executive cannot perform the essential functions of Executive’s position as a result of physical or mental incapacity and the occurrence of one or

und wenn einer oder mehrere der folgenden Umstände eintreten:	more of the following events:

(a)   Der Geschäftsführer hat Anspruch auf oder erhält Leistungen im Rahmen einer Arbeitsunfähigkeitsversicherung, da gemäß dieser Versicherung festgestellt wird, dass der Geschäftsführer dauerhaft arbeitsunfähig ist;

(a) Executive becomes eligible for or receives any benefits pursuant to any disability insurance policy as a result of a determination under such policy that Executive is permanently disabled;

(b) Der Geschäftsführer hat Anspruch auf oder erhält Leistungen wegen Erwerbsunfähigkeit von einer öffentlichen Sozialversicherung; oder	(b) Executive becomes eligible for or receives any disability benefits from the public Social Security Insurance; or

(c)   Die Gesellschaft entscheidet gutgläubig, dass der Geschäftsführer aufgrund einer körperlichen oder mentalen Behinderung nicht in der Lage ist und wahrscheinlich dauerhaft nicht in der Lage sein wird, die wesentlichen Aufgaben und Verantwortlichkeiten des Geschäftsführers im Rahmen dieses Vertrages auf Vollzeitbasis mit oder ohne behindertengerechte Arbeitsplatzgestaltung wahrzunehmen.

(c)   a good faith determination by the Company that Executive is and will likely remain unable to perform the essential functions of Executive’s duties or responsibilities hereunder on a full-time basis, with or without reasonable accommodation, as a result of any mental or physical impairment.

Im Falle der Beendigung des Anstellungsverhältnisses des Geschäftsführers aufgrund von Arbeitsunfähigkeit hat der Geschäftsführer nur Anspruch auf die Vergütung, Nebenleistungen und Vergünstigungen, die mit Wirkung bis zum Datum der Beendigung Kündigung gezahlt oder erworben wurden.

In the event of the termination of Executive’s employment on account of disability, Executive shall be entitled only to such compensation, benefits and perquisites as shall have been paid or accrued as of the date of such termination.

Im Falle der Beendigung dieses Vertrages durch Tod des Geschäftsführers zahlt die Gesellschaft das Grundgehalt gemäß Abschnitt 6 (a) an die unterhaltsberechtigten Hinterbliebenen des Geschäftsführers als Gesamtgläubiger bis zum Ablauf von 6 Monaten nach dem Sterbemonat.

In case of a termination of this Agreement due to death of the Executive, the Company continues to pay the base salary according to Section 6 (a) to the surviving dependents entitled to maintenance as joint credit ors until the expiry of 6 months following the month of death.

17.  Vertrauliche Informationen. Eigentum der Gesellschaft. Der Geschäftsführer bestätigt, dass der Geschäftsführer aufgrund seiner Anstellung durch die Gesellschaft und/oder eines ihrer verbundenen Unternehmen Zugang zu vertraulichen Informationen von Hillenbrand, Inc., der Gesellschaft und aller ihrer verbundenen Unternehmen hat oder haben wird, u. a. einschließlich Informationen und Kenntnisse in Bezug auf Geschäftsstrategien, finanzielle Ergebnisse, Produkte, Erfindungen, Entdeckungen, Verbesserungen, Innovationen, Konzeptionen, Ideen, Geschäftsgeheimnisse, proprietäre Informationen, Herstellung, Verpackung, Werbung, Vertrieb und Verkaufsmethoden, Kunden- und Klientenlisten sowie Beziehungen zwischen der Gesellschaft und ihren jeweiligen Händlern, Vertriebspartnern, Außendienstmitarbeitern, Großhändlern, Kunden, Klienten, Lieferanten und anderen, die geschäftliche Beziehungen mit diesen unterhalten (“vertrauliche Informationen”). Der Geschäftsführer bestätigt ferner, dass diese vertraulichen Informationen ein wertvolles und einzigartiges Gut der Gesellschaft und ihrer verbundenen Unternehmen darstellen. Der Geschäftsführer verspricht, dass der Geschäftsführer sowohl während und jederzeit nach seiner Anstellung durch die Gesellschaft oder eines ihrer verbundenen Unternehmen ohne die vorherige schriftliche Genehmigung der Gesellschaft keine dieser vertraulichen Informationen an irgendeine Person oder irgendein Unternehmen weitergeben wird oder jegliche dieser vertraulichen Informationen zum Vorteil des Geschäftsführers oder einer anderen Person oder eines anderen Unternehmens nutzen wird (außer, in beiden Fällen, soweit die

17.  Confidential Information; Company Property. Executive acknowledges that, by reason of Executive’s employment by the Company and/or any of its affiliated companies, Executive has had and/or will have access to confidential information of Hillenbrand, Inc., the Company and all their affiliated companies, including, without limitation, information and knowledge pertaining to business strategies, financial performance, products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, customer and client lists, and relationships among and between the Company and its affiliated companies and their respective dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”). Executive also acknowledges that such Confidential Information is a valuable and unique asset of the Company and its affiliated companies. Executive promises that, both during and at all times after the period during which Executive is employed by the Company or any of its affiliated companies, Executive will not disclose any such Confidential Information to any person or entity or use any such Confidential Information for the benefit of Executive or any other person or entity (except in either case as Executive’s duties as an employee of the Company may require) without the prior written authorization of the Company. In this regard, and in order to comply with Executive’s obligations regarding the non-use and non-disclosure of Confidential

Pflichten des Geschäftsführers als Angestellter der Gesellschaft dies ggf. erfordern). Der Geschäftsführer verspricht diesbezüglich und zwecks Einhaltung der Pflichten des Geschäftsführers bezüglich der Nichtnutzung und Nichtweitergabe von vertraulichen Informationen, dass der Geschäftsführer in keiner Funktion Beratung oder Dienstleistungen für irgendeine Person oder irgendein Unternehmen erbringen wird, falls die im Besitz des Geschäftsführers befindlichen vertraulichen Informationen im Wettbewerb mit der Gesellschaft oder einem ihrer verbundenen Unternehmen oder in anderer Hinsicht für diese Person oder dieses Unternehmen nützlich oder von Vorteil wären. Die Bestimmungen in diesem Abschnitt und diesem Vertrag in Bezug auf “vertrauliche Informationen” sollen ergänzend und zusätzlich zu und nicht anstelle oder unter Einschränkung von Schutzbestimmungen und Rechtsbehelfen bezüglich Missbrauch oder widerrechtlicher Aneignung, die nach geltendem Recht für die Geschäftsgeheimnisse der Gesellschaft und ihrer verbundenen Unternehmen zur Verfügung stehen, gelten.

Information, Executive promises that Executive will not provide advice or services to any person or entity, in any capacity whatsoever, if the Confidential Information possessed by Executive would be useful or of benefit to such person or entity in competing against the Company or any of its affiliated entities or otherwise. The provisions in this Section and this Agreement regarding “Confidential Information” are intended to be supplemental and in addition to, and are not intended to be in lieu or in any way a limitation of, the protections afforded by, and remedies for misuse or misappropriation available under, applicable law regarding the trade secrets of the Company and its affiliated companies.

Der Geschäftsführer darf, außer bei der Wahrnehmung seiner Aufgaben oder mit Genehmigung der Gesellschaft, Eigentum oder Informationen der Gesellschaft oder ihrer verbundenen Unternehmen nicht aus den Räumlichkeiten der Gesellschaft entnehmen. Der Geschäftsführer hat innerhalb von sieben (7) Tagen nach Beendigung des Anstellungsverhältnisses des Geschäftsführers aus jeglichem Grunde sämtliches Eigentum und sämtliche Informationen der Gesellschaft oder ihrer verbundenen Unternehmen zurückzugeben. Auf Wunsch der Gesellschaft hat der Geschäftsführer schriftlich zu bestätigen, dass alle Kopien

Executive shall not remove any property or information of Company or its affiliated companies from the Company’s premises, except in discharge of Executive’s duties or when otherwise authorized by the Company. Executive shall return all of the Company’s or its affiliated companies’ property and information within seven (7) days following the cessation of Executive’s employment for any reason. Upon request by the Company, Executive shall certify in writing that all copies of information subject to this Agreement located on Executive’s computers or other electronic storage von Informationen, die diesem Vertrag unterliegen, von den Computern und anderen elektronischen Speichergeräten des Geschäftsführers dauerhaft gelöscht wurden; unter dem Vorbehalt, dass der Geschäftsführer Kopien der Personalakte und Unterlagen in Bezug auf Personalvorsorgepläne und Versicherungspläne, die für den Geschäftsführer gelten sowie Gehaltsnachweise, soweit diese für die Erstellung der persönlichen Einkommenssteuererklärung des Geschäftsführers erforderlich sind, aufbewahren darf.

devices have been permanently deleted; provided, that Executive may retain copies of Executive’s personnel file and documents relating to employee benefit programs or insurance plans applicable to Executive and income records to the extent necessary for Executive to prepare individual tax returns.

18.  Wettbewerbsverbot. Der Geschäftsführer verspricht, dass der Geschäftsführer während der Dauer seiner Anstellung bei der Gesellschaft oder einem ihrer verbundenen Unternehmen und während eines Zeitraums von 12 Monaten danach außer in seiner Funktion als Angestellter der Gesellschaft oder eines ihrer verbundenen Unternehmen oder mit der vorherigen schriftlichen Genehmigung der Gesellschaft weder direkt noch indirekt ein Geschäft oder Unternehmen, das (a) im Bereich des Entwurfs, der Konstruktion, der Herstellung, der Vermarktung, des Verkaufs oder des Vertriebs von Produkten oder Dienstleistungen tätig ist, die mit jeglichen Produkten, die von der Gesellschaft oder einem ihrer verbundenen Unternehmen innerhalb des Jahres vor der Beendigung des Anstellungsverhältnisses des Geschäftsführers entworfen, konstruiert, hergestellt, vermarktet, verkauft oder vertrieben wurden oder deren Entwurf, Konstruktion, Herstellung, Vermarktung, Verkauf oder Vertrieb die Gesellschaft oder eines ihrer verbundenen Unternehmen zum Zeitpunkt der

18.  Non-Competition. Executive promises that, during the period that Executive is employed by the Company or any of its affiliated companies and for a time period of 12 months thereafter, Executive will not, unless acting as an employee of the Company or any of its affiliated companies or with the prior written consent of the Company, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected in a competitive capacity as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any business or enterprise that (a) is engaged in the business of designing, engineering, manufacturing, marketing, selling or distributing any products or services that compete with, or are a functional equivalent of or alternative for, any of the products or services designed, engineered, manufactured, marketed, sold or distributed by the Company or any of its affiliated companies within the

Beendigung des Anstellungsverhältnisses im Sinne hat, konkurrieren oder funktional gleichwertig sind oder eine Alternative zu diesen darstellen (“Konkurrenzprodukte”), und (b) innerhalb Deutschlands oder eines anderen Landes, in dem die Gesellschaft oder eines ihrer verbundenen Unternehmen, einschließlich Coperion Group, eine dieser Tätigkeiten ausübt oder auszuüben im Begriff ist, eine derartige Tätigkeit ausübt, besitzen, leiten, betreiben, finanzieren, in ein solches eintreten oder dieses beherrschen wird oder sich an dem Eigentum, der Leitung, dem Betrieb, der Finanzierung oder der Beherrschung desselben beteiligen wird oder in einer konkurrierenden Funktion als leitender Angesteller, Verwaltungsratsmitglied, Mitarbeiter, Partner, Erfüllungsgehilfe, Vertreter, Berater oder in anderer Eigenschaft mit einem solchen verbunden sein wird oder den Namen des Geschäftsführers in Verbindung mit einem solchen nutzen wird oder dessen Nutzung gestatten wird.

year prior to the termination of Executive’s employment or that the Company or any of its affiliated companies are about to so do at the time of such termination of employment (the “Competing Products”), and (b) is engaged in any such activities within Germany or any other country in which the Company or any of its affiliated companies including Coperion Group engages in or is about to engage in any of such activities.

Angesichts des nachvertraglichen Wettbewerbsverbots erhält der Geschäftsführer eine monatliche Entschädigung in Höhe von (i) 50% seines letzten Grundgehalts zum Zeitpunkt der Beendigung dieses Vertrages zuzüglich (ii) 50 % des im Jahr der Beendigung des Vertrages gültigen Zielbonus gemäß dem STIC Program zuzüglich (iii) dem geldwerten Vorteil des dem Geschäftsführer zur Verfügung gestellten Dienstwagens, abzüglich jeglicher anderen Einkünfte gleich welcher Art, die der Geschäftsführer während dieses Zeitraums verdient. Auf Anfrage hat der Geschäftsführer jegliche anderen Einkünfte offen zu legen. Für jede Zuwiderhandlung gegen das Wettbewerbsverbot hat der Geschäftsführer eine Vertragsstrafe in

In consideration of the post contractual non-compete covenant Executive shall receive a monthly compensation equivalent to 50 % of the following: (i) his last monthly base salary at the time of the termination, plus (ii) his targeted STIC remuneration at the time of termination, plus (iii) the value of his car allowance (as described above) at the time of termination; less any other income whatsoever earned by Executive during that time. Upon request, Executive shall disclose any other income. For each case of a breach of the non-compete obligation, Executive shall pay to the Company a contractual penalty in the amount of two times (2x) his last monthly base salary. In case of a continuing breach, a new breach shall be deemed to occur at the beginning of each

Höhe des Zweifachen (2-fachen) seines letzten monatlichen Grundgehalts an die Gesellschaft zu zahlen. Im Falle einer fortlaufenden Zuwiderhandlung wird unterstellt, dass bei Beginn jedes Kalendermonats eine neue Zuwiderhandlung eingetreten ist. Die Gesellschaft behält sich das Recht vor, zusätzlichen Schadenersatz geltend zu machen.

calendar month. The Company reserves the right to claim additional damages.

Die Gesellschaft kann jederzeit vor der Kündigung dieses Vertrages einseitig auf ihre Rechte verzichten und den Geschäftsführer von den Bestimmung der Wettbewerbsverbotsklausel freistellen, in welchem Falle die Gesellschaft nach einer Frist von sechs (6) Monaten nach Abgabe der Verzichtserklärung von der Zahlung der Entschädigung entbunden ist.

At any time before the termination of this Agreement the Company may unilaterally waive its rights and release Executive from the provisions of the non-compete clause in which event the Company shall be released from paying compensation after a period of six (6) months following the date the waiver has been declared.

Soweit nicht anders bestimmt gilt § 74 Handelsgesetzbuch (HGB).	As far as not otherwise provided, Section 74 et seqq. of the German Commercial Code (Handelsgesetzbuch - HGB) shall apply.

19.  Abwerbeverbot. Der Geschäftsführer verspricht, dass der Geschäftsführer während der Dauer seiner Anstellung bei der Gesellschaft oder einem ihrer verbundenen Unternehmen und während eines Zeitraums von vierundzwanzig (24) Monaten danach außer in seiner Funktion als Angestellter der Gesellschaft oder eines ihrer verbundenen Unternehmen oder mit der vorherigen schriftlichen Genehmigung der Gesellschaft weder (a) direkt noch indirekt für irgendwelche Zwecke, die den Entwurf, die Konstruktion, die Herstellung, die Vermarktung, den Verkauf oder den Vertrieb von Konkurrenzprodukten betreffen, jegliche Personen, Firmen, Unternehmen oder andere Organisationen aufsuchen oder

19.  No Solicitation. Executive promises that, during the period that Executive is employed by the Company or any of its affiliated companies and for twenty-four (24) months thereafter, Executive will not, unless acting as an employee of the Company or any of its affiliated companies or with the prior written consent of the Company, (i) call on or solicit, either directly or indirectly, for any purposes involving the designing, engineering, manufacturing, marketing, selling, purchasing or distributing of any Competing Products, any person, firm, corporation or other entity who or which is or had been, at the time of or within two years prior to the termination of Executive’s employment by the abwerben wird, die zum Zeitpunkt oder innerhalb von zwei Jahren vor der Kündigung des Anstellungsverhältnisses des Geschäftsführers durch die Gesellschaft Kunden der Gesellschaft oder eines ihrer verbundenen Unternehmen sind oder waren oder (ii) wissentlich Personen, die Angestellte der Gesellschaft oder eines ihrer verbundenen Unternehmen sind oder innerhalb der sechs Monate vor der Kündigung des Anstellungsverhältnisses des Geschäftsführers waren, zum Zwecke der Anstellung oder anderweitig für die Durchführung von Beratung und Dienstleistungen abwerben wird.

Company, a customer of the Company or any of its affiliated companies, or (ii) knowingly solicit for employment, or otherwise for the providing of advice or services, any person who is an employee of the Company or any of its affiliated companies or who was such an employee within six months prior to Executive’s termination of employment.

20.  Fortdauernde Wirkung der restriktiven Bestimmungen. Die Wirksamkeit der Verpflichtungen des Geschäftsführers gemäß Abschnitten 17, 18 und 19 überdauert die Kündigung dieses Vertrages und die Kündigung des Anstellungsverhältnisses des Geschäftsführers aus jeglichem Grunde, u. a. einschließlich einer ordentlichen Kündigung dieses Anstellungsverhältnisses durch die Gesellschaft. Ein Verstoß gegen vertragliche, gesetzliche oder andere Pflichten der Gesellschaft gegenüber dem Geschäftsführer führt weder dazu, dass der Geschäftsführer von der Einhaltung seiner Verpflichtungen im Rahmen dieser Abschnitte entbunden wird oder dass diese aufgehoben werden noch ergibt sich daraus eine Einrede gegen eine Unterlassungs- oder andere Verfügung oder der Ausschluss der Beantragung derselben durch die Gesellschaft im Falle eines Verstoßes oder drohenden Verstoßes gegen diese Verpflichtungen seitens des Geschäftsführer.

20.  Survival of Restrictive Covenants. The obligations of Executive under Sections 17, 18 and 19 shall survive the termination of this Agreement and the termination of Executive’s employment for any reason, including without limitation a termination of such employment by the Company without Cause. A breach by the Company of any contractual, statutory or other obligation to Executive shall not excuse compliance with or terminate Executive’s obligations under those Sections or otherwise provide a defense to or preclude the Company from seeking injunctive or other relief in the event of a breach or threatened breach of those obligations by Executive.

21.  Durchsetzung/Unterlassungsverfügung. Der Geschäftsführer und die Gesellschaft stimmen überein, dass die Ermittlung des Schadens für die Gesellschaft oder eines ihrer verbundenen Unternehmen infolge eines Verstoßes gegen die Bestimmungen der Abschnitte 17, 18 und 19 schwierig wäre, dass der mögliche Schaden jedoch groß, nicht kalkulierbar und irreparabel wäre und dass finanzieller Schadenersatz allein eine inadäquate Abhilfemaßnahme darstellen würde. Daher willigt der Geschäftsführer ein, dass die Gesellschaft berechtigt ist, bei jedem zuständigen Gericht eine unmittelbare Unterlassungsverfügung gegen diese Zuwiderhandlung zu beantragen, und der Geschäftsführer verzichtet auf das Recht, in einem von der Gesellschaft oder einem ihrer verbundenen Unternehmen angestrengten Verfahren zur Durchsetzung dieses Vertrages als Gegenvorbringen oder in anderer Weise geltend zu machen, dass der Gesellschaft oder einem ihrer verbundenen Unternehmen ein geeignetes Rechtsmittel zur Verfügung stehe oder dass dieser durch einen Verstoß oder drohenden Verstoß gegen eine dieser Bestimmungen durch den Geschäftsführer kein irreparabler Schaden zugefügt worden sei oder zugefügt würde. Bei den vorstehend beschriebenen Rechtsmitteln handelt es sich nicht um die ausschließlichen Rechtsmittel, und die Gesellschaft kann jegliche weiteren Rechtsmittel einlegen, die ihr laut Gesetz oder Billigkeitsrecht zur Verfügung stehen, wie beispielsweise gesetzliche Rechtsmittel bezüglich widerrechtlicher Aneignung von Geschäftsgeheimnissen, und einschließlich der Beitreibung von Schadenersatz. Bei jeglichen Klagen, die zur Durchsetzung der Bestimmungen der Abschnitte 17, 17 und 17 angestrengt werden, hat die obsiegende Partei zusätzlich zu jeglichen anderen ihr zugesprochenen Beträgen Anspruch auf

21.  Enforcement/Injunctive Relief. Executive and the Company stipulate and agree that it would be difficult to measure any damages to the Company or any of its affiliated companies resulting from a breach of any of the provisions of Sections 17, 18 and 19, but that the potential for damages in such event would be great, incalculable and irremediable, and that monetary damages alone would be an inadequate remedy. Accordingly, Executive agrees that the Company shall be entitled to immediate injunctive relief against such breach, or threatened breach, in any court having jurisdiction, and Executive waives the right in any proceeding to enforce this Agreement by the Company or any of its affiliated companies to assert as a matter of defense or otherwise that the Company or any of its affiliated companies has an adequate remedy at law or has not been or will not be irreparably harmed by a breach or threatened breach by Executive of any of such provisions. The remedies described above shall not be the exclusive remedies, and the Company may seek any other remedy available to it either in law or in equity, including, by way of example only, statutory remedies for misappropriation of trade secrets, and including the recovery of compensatory damages. The prevailing Party, in addition to any other award in its favor, shall be entitled to recover its attorneys’ fees and other costs of litigation from the non-prevailing Party in any action brought to enforce the provisions of Sections 17, 17 or 19.

Erstattung ihrer Rechtsverteidigungskosten und anderen Prozesskosten durch die unterliegende Partei.

22.       Angemessenheit und gerichtliche Änderungen der Beschränkungen. Der Geschäftsführer bestätigt und stimmt zu, dass die Bedingungen der Beschränkungen, die dem Geschäftsführer in Abschnitten 17, 18 und 18 auferlegt werden, gerecht und angemessen sind, ihrem Geltungsbereich nach nicht unverhältnismäßig sind, angemessenerweise notwendig sind, um das Eigentum und die anderen Interessen der Gesellschaft und der verbundenen Unternehmen zu schützen und den Geschäftsführer nicht daran hindern, im Falle der Beendigung des Anstellungsverhältnisses des Geschäftsführers bei der Gesellschaft eine andere geeignete Stelle anzutreten. Wenn jedoch ein zuständiges Gericht entscheidet, dass der Geltungsbereich jeglicher in Abschnitten 17, 18 und 19 enthaltenen Bestimmungen zu weitgefasst ist, um die vollständige Durchsetzung dieser Bestimmungen zu erlauben, sind diese Bestimmungen trotzdem in dem nach geltendem Recht maximal zulässigen Umfang durchzusetzen, und die Gesellschaft und der Geschäftsführer beantragen hiermit beide bei einem solchen Gericht, dass in einem Verfahren zur Durchsetzung dieser Bestimmung eine entsprechende gerichtliche Änderung dieser Bestimmung vorgenommen wird und stimmen beide einer solchen gerichtlichen Änderung zu.

22.       Reasonableness and Judicial Modification of Restrictions. Executive acknowledges and agrees that the terms of the restrictions on Executive in Sections 17, 18 and 19 are fair and reasonable, are not unreasonably broad in scope, are reasonably necessary to protect the property and other interests of the Company and the affiliated companies, and will not prevent Executive from obtaining other suitable employment in the event Executive’s employment with the Company terminates. Nevertheless, if the scope of any provision contained in Sections 17, 18 and 19 is deemed by any court having jurisdiction to be too broad to permit enforcement of such provision to its fullest extent, then such provision shall nevertheless be enforced to the maximum extent permitted by applicable law, and the Company and Executive each hereby request any such court to judicially modify any such provision accordingly, and each consent to such judicial modification, in any proceeding brought to enforce such provision.

23. Börsengehandelte Aktien. Durch die Bestimmungen in Abschnitt 18 wird dem Geschäftsführer nicht untersagt, maximal	23. Publicly Traded Stock. The provisions of Section 18 shall not prohibit Executive from owning not more than ein Prozent (1%) der umlaufenden Aktien oder anderen Unternehmenswertpapiere eines Unternehmens, die an einer nationalen Wertpapierbörse oder einem nationalen Marktsystem gehandelt werden oder notiert sind, zu besitzen.

one percent (1%) of the outstanding stock or other corporate security of a company that is traded or quoted on a national securities exchange or national market system.

24. Rechtswahl, Vertragssprache. Dieser Vertrag ist nach deutschem Recht auszulegen und durchzusetzen. Die maßgebliche und rechtlich bindende Sprache ist deutsch.	24. Choice of Law; Contractual Language. This Agreement shall be interpreted, construed and enforced in accordance with the laws of Germany. The relevant and legally binding language is German.

25.       Salvatorische Klausel. Die Parteien vereinbaren, dass sämtliche Abschnitte, Sätze, Klauseln, Bedingungen und Bestimmungen dieses Vertrages trennbar sind und dass, falls ein Teil dieses Vertrages für unwirksam oder nicht durchsetzbar befunden wird, die übrigen Bestimmungen desselben wirksam bleiben und im vollen gesetzlich zulässigen Umfang durchzusetzen sind.

25.       Severability. The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, in the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in effect and be enforced to the fullest extent permitted by law.

26.       Änderungen und Verzichtserklärungen. Außer soweit in diesem Vertrag ausdrücklich bestimmt bedürfen Änderungen, Erweiterungen oder Verzichtserklärungen bezüglich dieses Vertrages oder einer Bestimmung desselben, einschließlich dieses Abschnitts 26, der Schriftform. Ein Verzicht der Gesellschaft oder des Geschäftsführers auf Anspruch wegen Verletzung einer Bestimmung dieses Vertrages ist nicht als ein Verzicht auf Anspruch wegen einer nachfolgenden Verletzung auszulegen.

26.       Amendments and Waivers. Except as specifically provided herein, any modification, amendment, extension or waiver of this Agreement or any provision hereof, including this Section 26, must be in writing. A waiver by the Company or Executive of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

27.       Für den Geschäftsführer geltende Leitfäden, Richtlinien etc. Unbeschadet der Bestimmungen dieses Vertrages haben die Gesellschaft und ihre verbundenen Unternehmen das Recht, bei Veranlassung jegliche Mitarbeiterleitfäden, -richtlinien oder —verfahren, die für Mitarbeiter allgemein (einschließlich des Geschäftsführer) gelten, festzulegen, abzuwandeln oder zu ändern und deren Wirksamkeit aufrechtzuerhalten, und eine derartige Festlegung, Abwandlung oder Änderung ist uneingeschränkt wirksam, ohne als Änderung oder Abwandlung dieses Vertrages zu gelten.

27.       Executive Manuals, Policies, Etc. Notwithstanding anything in this Agreement to the contrary, the Company and its affiliated companies shall have the right from time to time to adopt, modify or amend and maintain in full force and effect any employee manuals, policies or procedures applicable to employees generally (including Executive) and any such adoption, modification or amendment shall be in force and effect without it being considered an amendment or modification of this Agreement.

28.       Durchsetzung durch verbundene Unternehmen. Die verbundenen Unternehmen der Gesellschaft sollen im Hinblick auf die Abschnitte 20 — 29, jeweils einschließlich, Drittbegünstigte sein, soweit für sie relevant, und diese Abschnitte erstrecken sich auf diese verbundenen Unternehmen und sind durch diese im eigenen Namen oder durch die Gesellschaft in deren Namen durchsetzbar.

28.       Enforcement by Affiliated Companies. The affiliated companies of the Company are intended to be third party beneficiaries with respect to the provisions of Sections 20-29, both inclusive, to the extent relevant to them, and such Sections shall extend to and may be enforced by any of such affiliated companies in their own names or by the Company on their behalf.

29.       Ersetzung vorhergehender Bedingungen. Mit Wirkung vom Datum des Inkrafttretens ersetzt dieser Vertrag den vorherigen Anstellungsvertrag, der hiermit einvernehmlich aufgehoben wird, und der Geschäftsführer bestätigt, dass sämtliche Ansprüche im Rahmen des vorherigen Anstellungsvertrages ordnungsgemäß erfüllt wurden. Dasselbe gilt für mündliche oder schriftliche Mitteilungen (einschließlich, falls anwendbar und soweit im Widerspruch stehend, eines Angebots der Gesellschaft oder eines verbundenen Unternehmens) bezüglich der Bedingungen des Anstellungsverhältnisses des Geschäftsführers und anderer Sachverhalte, die in diesem Vertrag

29.       Previous Terms Superseded. As of the Effective Date, this Agreement replaces the Prior Employment Agreement which hereby is mutually cancelled and the Executive confirms that all and any claims under the Prior Employment Agreement have duly been fulfilled. The same applies to oral or written communications (including, if applicable and to the extent in conflict, an offer letter with the Company or an affiliated company) regarding the terms of employment of Executive, and other matters, addressed in this Agreement. Notwithstanding that statement, the Company and Executive will or may enter into other written agreements from behandelt werden. Unbeschadet dieser Erklärung werden oder können die Gesellschaft und der Geschäftsführer bei Veranlassung weitere schriftliche Vereinbarungen über verschiedene Angelegenheiten in Verbindung mit der Anstellung des Geschäftsführers bei der Gesellschaft abschließen.

time to time concerning various matters pertaining to Executive’s employment by the Company.

Angesichts des Umstands, dass der Geschäftsführer seit dem 01. Januar 2008 bei Coperion Capital GmbH beschäftigt ist, gilt für die Zwecke der Berechnung der Betriebszugehörigkeit der 01. Januar 2008 als das Beginn des Anstellungsverhältnisses mit der Gesellschaft.

Given the fact that Executive has been employed with Coperion Capital GmbH since January 1, 2008, the date of the beginning of employment with the Company for purposes of applicable length of service calculations is January 1, 2008.

ZU URKUND DESSEN die Parteien diesen Vertrag am eingangs genannten Datum mit Wirkung vom Datum des Inkrafttretens unterzeichnet haben.		IN WITNESS WHEREOF, the Parties have signed this Agreement as of the day and year first above written, to be effective as of the Effective Date.

COPERION CAPITAL GMBH		HILLENBRAND GERMANY HOLDING GMBH

By:	/S/ Joe Raver	By:	/S/ Cynthia Lucchese

Hillenbrand Germany Holding GmbH Name: Joe Raver Title: Geschäftsführer		Hillenbrand Switzerland GmbH Name: Cynthia Lucchese Title: Authorized Person

(for the purpose of mutual termination of Prior Employment Agreement)

EXECUTIVE

/S/ Thomas Kehl
Thomas Kehl

ATTACHMENT 1	ANLAGE 1

a. Entry into, or conclusion, amendment or termination of agreements between the Company and a shareholder;	a. Abschluss, Abänderung oder Beendigung von Verträgen zwischen der Gesellschaft und einem Gesellschafter;

b. Granting of statutorily defined signature authority (Prokura, Handlungsvollmacht)	b. Bestellung von Prokuristen und Handlungsbevollmächtigten;

c. Acquisition, encumbrance and sale of real property;	c. Erwerb, Belastung und Verkauf von Grundstücken;

d. Entry into, or conclusion, amendment or termination of any contract with close family members;	d. Abschluss, Abänderung oder Beendigung von Verträgen mit nahen Familienangehörigen;

e. Granting of loans or credit, with the exception of granting normal payment terms to customers in the usual course of business of the Company;	e. Gewährung von Darlehen oder Krediten, mit Ausnahme der Einräumung von gewöhnlichen Zahlungszielen an Kunden im Rahmen des normalen Geschäftsgangs der Gesellschaft;

f. Acquisition or disposal from participations in other companies, and other mergers, acquisitions, dispositions or business combinations;	f. Erwerb oder Veräußerung von Beteiligungen an anderen Unternehmen oder andere Zusammenschlüsse, Erwerbe, Veräußerungen oder Zusammenlegung von Geschäftsbereichen

g. Establishment and abandonment of branches;	g. Einrichtung und Auflösung von Zweigniederlassungen;

h. Sale of all or parts of Company’s business;	h. Verkauf eines Teils oder des gesamten Geschäfts der Gesellschaft;

i. Entry into of financing arrangements in excess of EUR 750,000;	i. Abschluss von Finanzierungsverträgen oberhalb

von EUR 750.000

j. Matters of litigation (including but not limited to settlement), other than with respect to ordinary labor matters.	j. Rechtsstreitigkeiten (einschließlich Vergleiche) außer normale arbeitsgerichtliche Streitigkeiten.